Exhibit 4.14

EXECUTION COPY

**** INDICATES CONFIDENTIAL MATERIAL OMITTED PURSUANT TO A

REQUEST FOR CONFIDENTIAL TREATMENT AND FILED WITH THE

SECURITIES AND EXCHANGE COMMISSION SEPARATELY WITH A REQUEST

FOR CONFIDENTIAL TREATMENT.

CLINICAL TRIAL COLLABORATION AND SUPPLY AGREEMENT

by and among

Merck Sharp & Dohme B.V., MSD International GmbH, and

Immutep Limited

Dated: March 12, 2018

Confidential material omitted and filed separately with the Commission.

Confidential material omitted and filed separately with the Commission.

	6.4.	Termination for Patient Safety	16
	6.5.	Termination for Regulatory Action; Other Reasons	16
	6.6.	Termination related to Anti—Corruption Obligations	17
	6.7.	Return of Merck Compound	17
	6.8.	Survival	17
	6.9.	No Prejudice	17
	6.10.	Confidential Information	17
	6.11.	Manufacturing Costs	18

7.	Costs of Study		18

8.	Supply and Use of the Compounds		18

	8.1.	Supply of the Compounds	18
	8.2.	Clinical Quality Agreement	18
	8.3.	Minimum Shelf Life Requirements	19
	8.4.	Provision of Compounds	19
	8.5.	Labeling and Packaging; Use, Handling and Storage	19
	8.6.	Product Specifications	20
	8.7.	Changes to Manufacturing	20
	8.8.	Product Testing; Noncompliance	20
	8.9.	Investigations	21
	8.10.	Shortage; Allocation	22
	8.11.	Records; Audit Rights	22
	8.12.	Quality	22
	8.13.	Quality Control	22
	8.14.	Audits and Inspections	22
	8.15.	Recalls	22
	8.16.	VAT	22

9.	Confidentiality		23

	9.1.	Confidential Information	23
	9.2.	Inventions	23
	9.3.	Personal Identifiable Data	23

10.	Intellectual Property		24

	10.1.	Joint Ownership and Prosecution	24
	10.2.	Inventions Owned by Company	25
	10.3.	Inventions Owned by Merck	26

Confidential material omitted and filed separately with the Commission.

ii

	10.4.	Mutual Freedom to Operate for Combination Inventions	27
	10.5.	Ownership of Other Inventions	27

11.	Reprints; Rights of Cross—Reference		28

12.	Publications; Press Releases		28

	12.1.	Clinical Trial Registry	28
	12.2.	Publication	28
	12.3.	Press Releases	28

13.	Representations and Warranties; Disclaimers		29

	13.1.	Due Authorization	29
	13.2.	Compounds	29
	13.3.	Results	29
	13.4.	Anti—Corruption	29
	13.5.	DISCLAIMER	31

14.	Insurance; Indemnification; Limitation of Liability		31

	14.1.	Insurance	31
	14.2.	Indemnification	31
	14.3.	LIMITATION OF LIABILITY	32

15.	Use of Name		33

16.	Force Majeure		33

17.	Entire Agreement; Amendment; Waiver		33

18.	Assignment and Affiliates		34

19.	Invalid Provision		34

20.	No Additional Obligations		34

21.	Governing Law; Dispute Resolution		34

22.	Notices		34

23.	Relationship of the Parties		35

24.	Counterparts and Due Execution		35

25.	Construction		36

Appendices

Appendix A – Protocol Synopsis

Appendix B – Supply of Compound Appendix

C – Initial Press Release

Schedules

Schedule I – Data Sharing and Sample Testing Schedule

Confidential material omitted and filed separately with the Commission.

iii

CLINICAL TRIAL COLLABORATION AND SUPPLY AGREEMENT

This CLINICAL TRIAL COLLABORATION AND SUPPLY AGREEMENT (this “Agreement”), is entered into as of March 12, 2018 (the “Effective Date”), by and between Merck Sharp & Dohme B.V., having a place of business at Waarderweg 39, 2031 BN Haarlem, Netherlands (“MSDBV”), MSD International GmbH, having a place of business at Weystrasse 20, 6000 Luzern 6, Switzerland (“MSDIG”, and, collectively with MSDBV, “Merck”), and Immutep Limited, having a place of business at Level 12, 95 Pitt Street, Sydney, NSW, Australia 2000 (“Company”). Merck and Company are each referred to herein individually as “Party” and collectively as “Parties”.

RECITALS

A. Each of MSDBV and MSDIG holds intellectual property rights with respect to the Merck Compound (as defined below).

B. Company holds intellectual property rights in and is developing the Company Compound (as defined below) for the treatment of certain tumor types.

C. Merck is developing the Merck Compound for the treatment of certain tumor types.

D. Company desires to sponsor a clinical trial in which the Company Compound and the Merck Compound would be dosed concurrently or in combination.

E. Merck and Company, consistent with the terms of this Agreement, desire to collaborate as more fully described herein, including by providing the Merck Compound and the Company Compound for the Study (as defined below).

NOW, THEREFORE, in consideration of the premises and of the following mutual promises, covenants and conditions, the Parties, intending to be legally bound, mutually agree as follows:

1. Definitions.

For all purposes of this Agreement, the capitalized terms defined in this Article 1 and throughout this Agreement shall have the meanings herein specified.

1.1. “Affiliate” means, with respect to either Party, a firm, corporation or other entity that, now or hereafter, directly or indirectly owns or controls said Party, or, now or hereafter, is owned or controlled by said Party, or is under common ownership or control with said Party. The word “control” as used in this definition means (a) the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of a legal entity or (b) possession, directly or indirectly, of the power to direct the management or policies of a legal entity, whether through the ownership of voting securities, contract rights, voting rights, corporate governance or otherwise.

1.2. “Agreement” means this agreement, as amended by the Parties from time to time, and as set forth in the preamble.

Confidential material omitted and filed separately with the Commission.

1.3. “Alliance Manager” has the meaning set forth in Section 3.10.3.

1.4. “Applicable Law” means all federal, state, local, national and regional statutes, laws, rules, regulations and directives applicable to a particular activity hereunder, including performance of clinical trials, medical treatment and the processing and protection of personal and medical data, that may be in effect from time to time, including those promulgated by the United States Food and Drug Administration (“FDA”), national regulatory authorities, the European Medicines Agency (“EMA”) and any successor agency to the FDA or EMA or any agency or authority performing some or all of the functions of the FDA or EMA in any jurisdiction outside the United States or the European Union (each a “Regulatory Authority” and collectively, “Regulatory Authorities”), and including cGMP and GCP (each as defined below); all data protection requirements such as those specified in the EU Data Protection Directive and the regulations issued under the United States Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); export control and economic sanctions regulations which prohibit the shipment of United States-origin products and technology to certain restricted countries, entities and individuals; anti-bribery and anti-corruption laws pertaining to interactions with government agents, officials and representatives; laws and regulations governing payments to healthcare providers; and any United States or other country’s or jurisdiction’s successor or replacement statutes, laws, rules, regulations and directives relating to the foregoing.

1.5. “Business Day” means any day other than a Saturday, Sunday, or a day on which commercial banks located in the country where the applicable obligations are to be performed are authorized or required by law to be closed.

1.6. “cGMP” means the current Good Manufacturing Practices officially published and interpreted by EMA, FDA and other applicable Regulatory Authorities that may be in effect from time to time and are applicable to the Manufacture of the Compounds.

1.7. “Clinical Data” means all data (including raw data) and results generated by or on behalf of either Party or at either Party’s direction, or by or on behalf of the Parties together or at their direction, in the course of each such Party’s performance of the Study; provided however, that Clinical Data does not include Sample Testing Results.

1.8. “Clinical Quality Agreement” has the meaning set forth in Section 8.2.

1.9. “CMC” means “Chemistry Manufacturing and Controls” as such term of art is used in the pharmaceutical industry.

1.10. “Combination” means the use or method of using the Company Compound and the Merck Compound in concomitant or sequential administration.

1.11. “Company” has the meaning set forth in the preamble.

1.12. “Company Background Patents” has the meaning set forth in Section 10.4.1.

1.13. “Company Class Compound” means ****.

Confidential material omitted and filed separately with the Commission.

1.14. “Company Compound” means eftilagimod alpha (IMP321), ****.

1.15. “Company Inventions” has the meaning set forth in Section 10.2.

1.16. “Compounds” means the Company Compound and the Merck Compound. A “Compound” means either the Company Compound or the Merck Compound, as applicable.

1.17. “Confidential Information” means any information, Know-How or other proprietary information or materials furnished to one Party (“Receiving Party”) by or on behalf of the other Party (“Disclosing Party”) in connection with this Agreement, except to the extent that such information or materials: (a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party, as demonstrated by competent evidence; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; (d) was disclosed to the Receiving Party by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or (e) was subsequently developed by the Receiving Party without use of the Disclosing Party Confidential Information, as demonstrated by competent evidence.

1.18. “Continuing Party” has the meaning set forth in Section 10.1.3.

1.19. “Control” or “Controlled” means, with respect to particular information or intellectual property, that the applicable Party owns or has a license to such information or intellectual property and has the ability to grant a right, license or sublicense to the other Party as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.20. “CTA” means an application to a Regulatory Authority for purposes of requesting the ability to start or continue a clinical trial.

1.21. “Data Sharing and Sample Testing Schedule” means the schedule attached hereto as Schedule I.

1.22. “Defending Party” has the meaning set forth in Section 14.2.3.

1.23. “Delivery” with respect to the Merck Compound has the meaning set forth in Section 8.4.1, and with respect to the Company Compound, the meaning set forth in Section 8.4.2.

1.24. “Direct Manufacturing Costs” has the meaning set forth in Section 6.11.

1.25. “Disclosing Party” has the meaning set forth in the definition of Confidential Information.

Confidential material omitted and filed separately with the Commission.

1.26. “Disposition Package” has the meaning set forth in Section 8.8.1.

1.27. “Effective Date” has the meaning set forth in the preamble.

1.28. “EMA” has the meaning set forth in the definition of Applicable Law.

1.29. “Exclusions List” has the meaning set forth in the definition of Violation.

1.30. “FDA” has the meaning set forth in the definition of Applicable Law.

1.31. “Filing Party” has the meaning set forth in Section 10.1.3.

1.32. “Final Study Report” has the meaning set forth in Section 3.11.

1.33. “Force Majeure” has the meaning set forth Section 16.

1.34. “GAAP” has the meaning set forth in Section 6.11.

1.35. “GCP” means the Good Clinical Practices officially published by EMA, FDA and the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH) that may be in effect from time to time and are applicable to the testing of the Compounds.

1.36. “Government Official” means: (a) any officer or employee of a government or any department, agency or instrument of a government; (b) any Person acting in an official capacity for or on behalf of a government or any department, agency, or instrument of a government; (c) any officer or employee of a company or business owned in whole or part by a government; (d) any officer or employee of a public international organization such as the World Bank or United Nations; (e) any officer or employee of a political party or any Person acting in an official capacity on behalf of a political party; and/or (f) any candidate for political office; who, when such Government Official is acting in an official capacity, or in an official decision- making role, has responsibility for performing regulatory inspections, government authorizations or licenses, or otherwise has the capacity to make decisions with the potential to affect the business of either of the Parties.

1.37. “HIPAA” has the meaning set forth in the definition of Applicable Law.

1.38. “IND” means any Investigational New Drug Application filed or to be filed with the FDA as described in Title 21 of the U.S. Code of Federal Regulations, Part 312, and the equivalent application in the jurisdictions outside the United States, including an “Investigational Medicinal Product Dossier” filed or to be filed with Regulatory Authorities in the European Union.

1.39. “Indirect Manufacturing Costs” has the meaning set forth in Section 6.11.

1.40. “Inventions” means all inventions and discoveries, whether or not patentable, that are made, conceived, or first actually reduced to practice by or on behalf of a Party, or by or on behalf of the Parties together, (a) in the design or performance of the Study, (b) through use of unpublished Clinical Data or (c) through use of Sample Testing Results that are shared between the Parties pursuant to the Data Sharing & Sample Testing Schedule.

Confidential material omitted and filed separately with the Commission.

1.41. “Joint Development Committee” or “JDC” has the meaning set forth in Section 3.10.1.

1.42. “Joint Patent Application” has the meaning set forth in Section 10.1.3.

1.43. “Joint Patent” means a patent, extension, registration, supplementary protection certificate or the like that issues from a Joint Patent Application.

1.44. “Jointly Owned Invention” has the meaning set forth in Section 10.1.1.

1.45. “Know-How” means any proprietary invention, innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, including manufacturing, use, process, structural, operational and other data and information, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable, that is not generally known or otherwise in the public domain.

1.46. “Liability” has the meaning set forth in Section 14.2.1.

1.47. “Manufacture,” “Manufactured,” or “Manufacturing” means all activities related to the manufacture of a Compound, including planning, purchasing, manufacture, processing, compounding, storage, filling, packaging, waste disposal, labeling, leafleting, testing, quality assurance, sample retention, stability testing, release, dispatch and supply, as applicable.

1.48. “Manufacturer’s Release” or “Release” has the meaning ascribed to such term in the Clinical Quality Agreement.

1.49. “Manufacturing Site” means the facilities where a Compound is Manufactured by or on behalf of a Party, as such Manufacturing Site may change from time to time in accordance with Section 8.7.

1.50. “Merck” has the meaning set forth in the preamble.

1.51. “Merck Background Patents” has the meaning set forth in Section 10.4.2.

1.52. “Merck Compound” means pembrolizumab, a humanized anti-human PD-1 monoclonal antibody, ****.

1.53. “Merck Inventions” has the meaning set forth in Section 10.3.

1.54. “NDA” means a New Drug Application, Biologics License Application, Marketing Authorization Application, filing pursuant to Section 510(k) of the United States Federal Food, Drug and Cosmetic Act, or similar application or submission for a marketing authorization of a product filed with a Regulatory Authority to obtain marketing approval for a biological, pharmaceutical or diagnostic product in that country or in that group of countries.

Confidential material omitted and filed separately with the Commission.

1.55. “Non-Conformance” means, with respect to a given unit of Compound, (a) an event that deviates from an approved cGMP requirement with respect to the applicable Compound, such as a procedure, Specification, or operating parameter, or that requires an investigation to assess impact to the quality of the applicable Compound or (b) that such Compound failed to meet the applicable representations and warranties set forth in Section 2.3. Classification of the Non-Conformance is detailed in the Clinical Quality Agreement.

1.56. “Non-Filing Party” has the meaning set forth in Section 10.1.3.

1.57. “Other Party” has the meaning set forth in Section 14.2.3.

1.58. “Opting-out Party” has the meaning set forth in Section 10.1.3.

1.59. “Party” has the meaning set forth in the preamble.

1.60. “PD-1 Antagonist” means ****.

1.61. “Person” means any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or governmental entity.

1.62. “Pharmacovigilance Agreement” has the meaning set forth in Section 5.1.

1.63. “Project Manager” has the meaning set forth in Section 3.10.1.

1.64. “Protocol” means the written documentation that describes the Study and sets forth specific activities to be performed as part of the conduct of the Study.

1.65. “Receiving Party” has the meaning set forth in the definition of Confidential Information.

1.66. “Regulatory Approvals” means, with respect to a Compound, any and all permissions (other than the Manufacturing approvals) required to be obtained from Regulatory Authorities and any other competent authority for the development, registration, importation and distribution of such Compound in the United States, Europe or other applicable jurisdictions for use in the Study.

1.67. “Regulatory Authorities” has the meaning set forth in the definition of Applicable Law.

1.68. “Regulatory Documentation” means, with respect to the Compounds, all submissions to Regulatory Authorities in connection with the development of such Compounds, including all INDs and amendments thereto, NDAs and amendments thereto, drug master files, correspondence with regulatory agencies, periodic safety update reports, adverse event files, complaint files, inspection reports and manufacturing records, in each case together with all supporting documents (including documents that include Clinical Data).

Confidential material omitted and filed separately with the Commission.

1.69. “Related Agreements” means the Pharmacovigilance Agreement and the Clinical Quality Agreement.

1.70. “Right of Reference” means the “right of reference” defined in 21 CFR 314.3(b), including with regard to a Party, allowing the applicable Regulatory Authority in a country to have access to relevant information (by cross-reference, incorporation by reference or otherwise) contained in Regulatory Documentation (and any data contained therein) filed with such Regulatory Authority with respect to a Party’s Compound, only to the extent necessary for the conduct of the Study in such country or as otherwise expressly permitted or required under this Agreement to enable a Party to exercise its rights or perform its obligations hereunder.

1.71. “SAEs” has the meaning set forth in Section 5.2.

1.72. “Samples” means biological specimens collected from subjects participating in the Study, including urine, blood and tissue samples.

1.73. “Sample Testing” means the analyses to be performed by each Party using the applicable Samples, as described in the Data Sharing and Sample Testing Schedule.

1.74. “Sample Testing Results” means those data and results arising from the Sample Testing performed by a Party.

1.75. “Specifications” means, with respect to a given Compound, the set of requirements for such Compound as set forth in the Clinical Quality Agreement.

1.76. “Study” means the Phase I/II clinical trials described in the Protocol to evaluate the safety, pharmacokinetics, pharmacodynamics, and preliminary efficacy of the concomitant and/or sequenced administration of the combination of the Merck Compound and the Company Compound in patients with ovarian, head and neck or non-small cell lung cancers.

1.77. “Study Completion” has the meaning set forth in Section 3.11.

1.78. “Subcontractors” has the meaning set forth in Section 2.4.

1.79. “Subsequent Study” has the meaning set forth in Section 3.14.1.

1.80. “Term” has the meaning set forth in Section 6.1.

1.81. “Third Party” means any Person or entity other than Company, Merck or their respective Affiliates.

1.82. “Toxicity & Safety Data” means all clinical adverse event information and/or patient-related safety data included in the Clinical Data, as more fully described in the Pharmacovigilance Agreement.

Confidential material omitted and filed separately with the Commission.

1.83. “VAT” has the meaning set forth in Section 8.16.

1.84. “Violation” means that a Party or any of its officers or directors or any other personnel (or other permitted agents of a Party performing activities hereunder) has been: (a) convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General (OIG) website, including 42 U.S.C. 1320a-7(a) (http://oig.hhs.gov/exclusions/authorities.asp); (b) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (http://exclusions.oig.hhs.gov/) or listed as having an active exclusion in the System for Award Management (http://www.sam.gov); or (c) listed by any US Federal agency as being suspended, proposed for debarment, debarred, excluded or otherwise ineligible to participate in Federal procurement or non-procurement programs, including under 21 U.S.C. 335a (http://www.fda.gov/ora/compliance_ref/debar/) ((a), (b) and (c) collectively the “Exclusions Lists”).

2. Scope of the Agreement.

2.1. Generally. Each Party shall: (a) contribute to the Study such resources as are necessary to fulfill its obligations set forth in this Agreement; and (b) act in good faith in performing its obligations under this Agreement and each Related Agreement to which it is a Party.

2.2. Manufacturing Delay. Each Party shall notify the other Party as promptly as possible in the event of any Manufacturing delay that is likely to adversely affect supply of its Compound as contemplated by this Agreement.

2.3. Compound Commitments.

2.3.1. Company agrees to Manufacture and supply the Company Compound for purposes of the Study in accordance with Article 8, and Company hereby represents and warrants to Merck that, at the time of Delivery of the Company Compound, such Company Compound shall have been Manufactured and supplied in compliance with: (a) the Specifications for the Company Compound; (b) the Clinical Quality Agreement; and (c) all Applicable Law, including cGMP and health, safety and environmental protections.

2.3.2. Merck agrees to Manufacture and supply the Merck Compound for purposes of the Study in accordance with Article 8, and Merck hereby represents and warrants to Company that, at the time of Delivery of the Merck Compound, such Merck Compound shall have been Manufactured and supplied in compliance with: (a) the Specifications for the Merck Compound; (b) the Clinical Quality Agreement; and (c) all Applicable Law, including cGMP and health, safety and environmental protections.

2.3.3. Without limiting the foregoing, each Party is responsible for obtaining all regulatory approvals (including facility licenses) that are required to Manufacture its Compound in accordance with Applicable Law (provided that, for clarity, Company shall be responsible for obtaining Regulatory Approvals for the Study as set forth in Section 3.4).

Confidential material omitted and filed separately with the Commission.

2.4. Delegation of Obligations. Each Party shall have the right to delegate any portion of its obligations hereunder as follows: (a) to such Party’s Affiliates; (b) to Third Parties that are set forth in the Protocol as performing Study activities or as conducting Sample Testing for such Party; (c) ****; and (d) upon the other Party’s prior written consent. Any and all Third Parties to whom a Party delegates any of its obligations hereunder are referred to as “Subcontractors”. Notwithstanding any delegation of its obligations hereunder, each Party shall remain solely and fully liable for the performance of its Affiliates and Subcontractors to which such Party delegates the performance of its obligations under this Agreement. Each Party shall ensure that each of its Affiliates and Subcontractors performs such Party’s obligations pursuant to the terms of this Agreement, including the Appendices and Schedules attached hereto. Each Party shall use reasonable efforts to obtain and maintain copies of documents relating to the obligations performed by such Affiliates and Subcontractors that are required to be provided to the other Party under this Agreement.

2.5. Compounds. This Agreement does not create any obligation on the part of Merck to provide the Merck Compound for any activities other than the Study, nor does it create any obligation on the part of Company to provide the Company Compound for any activities other than the Study.

3. Conduct of the Study.

3.1. Sponsor. Company shall act as the sponsor of the Study under its existing IND for the Company Compound with a Right of Reference to the IND of the Merck Compound, as necessary, as further described in Section 3.4; provided, however, that in no event shall Company file an additional IND for the Study unless required by Regulatory Authorities to do so. If a Regulatory Authority requests an additional IND for the Study the Parties shall meet and mutually agree on an approach to address such requirement.

3.2. Performance. Company shall ensure that the Study is performed in accordance with this Agreement, the Protocol and all Applicable Law, including GCP.

3.3. Debarred Personnel; Exclusions Lists. Notwithstanding anything to the contrary contained herein, Company shall not employ or subcontract with any Person that is excluded, debarred, suspended, proposed for suspension or debarment, in Violation or otherwise ineligible for government programs for the performance of the Study or any other activities under this Agreement or the Related Agreements. Company hereby certifies that it has not employed or otherwise used in any capacity and will not employ or otherwise use in any capacity, the services of any Person suspended, proposed for debarment, or debarred under United States law, including 21 USC 335a, or any foreign equivalent thereof, in performing any portion of the Study or other activities under this Agreement or the Related Agreements and that Company has, as of the Effective Date, screened itself, and its officers and directors, against the Exclusions Lists and that it has informed Merck whether it or any of its officers or directors has been in Violation. Company shall promptly notify Merck in writing if any such suspension, proposed debarment, debarment or Violation occurs or comes to its attention, and shall, with respect to any Person so suspended, proposed for debarment, debarred or in Violation, promptly remove such Person from performing in any capacity related to the Study or otherwise related to activities under this Agreement or the Related Agreements.

Confidential material omitted and filed separately with the Commission.

3.4. Regulatory Matters. Company shall: (a) obtain, prior to initiating the Study, all Regulatory Approvals from all Regulatory Authorities, ethics committees and/or institutional review boards with jurisdiction over the Study prior to initiating the Study; and (b) follow all directions from any such Regulatory Authorities, ethics committees and/or institutional review boards. Merck shall (a) reasonably assist the Company relating to the Company’s interaction with, and efforts to obtain and maintain approvals from, Regulatory Authorities, ethics committees and/or institutional review boards, in each case for the Study, and (b) have the right (but not the obligation) to participate in any discussions (including meetings) with a Regulatory Authority regarding matters related to the Study and the Merck Compound and to collaborate on questions posed to Regulatory Authorities regarding design and conduct of the Study. If a Right of Reference is necessary, each Party shall provide to the other a cross-reference letter or similar communication to the applicable Regulatory Authority if needed to effectuate the Right of Reference. ****. Merck shall authorize FDA and other applicable Regulatory Authorities to cross-reference the appropriate Merck Compound INDs and CTAs to provide data access to Company sufficient to support conduct of the Study. If Merck’s CTA is not available in a given country, Merck will file its CMC data with the Regulatory Authority for such country, referencing Company’s CTA as appropriate (****).

3.5. Documentation. In connection with the Study, Company shall maintain reports and all related documentation in good scientific manner and in compliance with Applicable Law. Company shall provide to Merck all Study information and documentation reasonably requested by Merck to enable Merck to (a) comply with any of its legal, regulatory and/or contractual obligations, or any request by any Regulatory Authority, related to the Merck Compound and (b) determine whether the Study has been performed in accordance with this Agreement.

3.6. Copies. Company shall provide to Merck copies of all Clinical Data, in electronic form or other mutually agreeable alternate form and on the timelines specified in the Data Sharing and Sample Testing Schedule (if applicable) or upon mutually agreeable timelines; provided, however, that a complete copy of the Clinical Data shall be provided to Merck no later than **** days following Study Completion. Company shall ensure that all patient authorizations and consents required under HIPAA, the EU Data Protection Directive or any other similar Applicable Law in connection with the Study permit such sharing of Clinical Data with Merck.

3.7. Sample Testing.

3.7.1. Company shall provide Samples to Merck as specified in the Protocol or as agreed to by the Joint Development Committee. Each Party shall (a) use the Samples only for the Sample Testing and (b) conduct the Sample Testing solely in accordance with the Data Sharing and Sample Testing Schedule and the Protocol.

Confidential material omitted and filed separately with the Commission.

3.7.2. Merck shall own ****.

3.7.3. Company shall own ****.

3.7.4. Except to the extent otherwise agreed in a writing signed by authorized representatives of each Party, each Party may use and disclose the Sample Testing Results owned by the other Party and shared by such other Party in accordance with the Data Sharing and Sample Testing Schedule solely for the purposes of ****.

3.8. Ownership and Use of Clinical Data.

3.8.1. All Clinical Data shall be ****. Company shall maintain the Clinical Data in its internal database; provided, however, that at all times during the Term, Company shall grant Merck access to all Clinical Data.

3.8.2. Notwithstanding the foregoing, before publication of the Clinical Data in accordance with Article 12, ****; provided, however, that the foregoing shall not limit or restrict either Party’s ability to (i) use or disclose the Clinical Data as may be necessary to comply with Applicable Law or with such Party’s internal policies and procedures with respect to pharmacovigilance and adverse event reporting or (ii) share with Third Parties or Affiliates Toxicity and Safety Data where because of severity, frequency or lack of reversibility either Party needs to use such Toxicity and Safety Data with respect to its own Compound or the Combination to ensure patient safety.

Confidential material omitted and filed separately with the Commission.

3.9. Regulatory Submission. It is understood and acknowledged by the Parties that positive Clinical Data could be used to ****.

3.10. Joint Development Committee; Alliance Managers.

3.10.1. The Parties shall form a joint development committee (the “Joint Development Committee” or “JDC”) made up of an equal number of representatives of Merck and Company, which shall have responsibility for coordinating all regulatory and other activities under, and pursuant to, this Agreement. Each Party may appoint or replace its representatives to the JDC at any time upon notice to the other Party. The JDC will review and finalize the Protocol in accordance with Section 4.1. Each Party shall designate a project manager (the “Project Manager”) who shall be responsible for implementing and coordinating activities and facilitating the exchange of information between the Parties with respect to the Study and shall be a member of the JDC. Other JDC members will be agreed by both Parties.

3.10.2. The JDC shall meet as soon as practicable after the Effective Date and then no less than twice yearly, and more often as reasonably considered necessary at the request of either Party, to provide an update on the progress of the Study. The JDC may meet in person or by means of teleconference, Internet conference, videoconference or other similar communications equipment. Prior to any such meeting, Company’s Project Manager shall provide an update in writing to Merck’s Project Manager, which update shall contain information about the overall progress of the Study, recruitment status, interim analysis (if results available), final analysis and other information relevant to the conduct of the Study.

3.10.3. In addition to a Project Manager, each Party shall designate an alliance manager (the “Alliance Manager”), who shall endeavor to ensure clear and responsive communication between the Parties and the effective exchange of information and shall serve as the primary point of contact for any issues arising under this Agreement. The Alliance Managers shall have the right to attend all JDC meetings and may bring to the attention of the JDC any matters or issues either of them reasonably believes should be discussed and shall have such other responsibilities as the Parties may mutually agree in writing. In the event that an issue arises and the Alliance Managers cannot or do not, after good faith efforts, reach agreement on such issue, or if there is a decision to be made by the JDC on which the members of the JDC cannot unanimously agree, the issue shall be elevated to the Vice President of Clinical Oncology for Merck and the Chief Executive Officer for Company. In the event such escalation does not result in resolution or consensus: (a) Merck shall have final decision-making authority with respect to issues related to Merck Compound; and (b) Company shall have final decision-making authority with respect to issues related to Company Compound.

Confidential material omitted and filed separately with the Commission.

3.11. Final Study Report. Company shall provide Merck with an electronic draft of the final study report promptly following Study Completion, and Merck shall have **** after receipt of such draft to provide comments thereon. Company shall consider in good faith any comments provided by Merck on the draft final study report and shall not include any statements relating to the Merck Compound that have not been approved by Merck. Company shall deliver to Merck a final version of the final study report promptly following finalization thereof (the “Final Study Report”). “Study Completion” shall occur upon database lock of the Study results.

3.12. Relationship. Notwithstanding anything in this Agreement to the contrary, each Party acknowledges and agrees that: ****.

3.13. Licensing. ****.

3.14. Subsequent Study.

3.14.1 ****.

3.14.2 ****.

4. Protocol and Informed Consent; Certain Covenants.

4.1. Protocol. A synopsis of the initial Protocol and the draft statistical analysis plan for the Study have been agreed to by the Parties as of the Effective Date and are attached hereto as Appendix A. Through the JDC, Company shall (a) provide a draft of the Protocol (and any subsequent revisions thereof) to Merck for Merck’s review and comment, (b) consider in good faith any changes to the draft of the Protocol requested by Merck, and (c) incorporate any changes requested by Merck with respect to Merck Compound. Company shall submit the draft Protocol to the JDC for final approval. To the extent the JDC cannot agree unanimously regarding the contents of the Protocol for final approval: (i) Company shall have final decision- making authority with respect to matters in the Protocol related to the Company Compound; (ii) Merck shall have final decision-making authority with respect to matters in the Protocol related to the Merck Compound (including with respect to the quantities and/or presentations of Merck Compound to be provided for the Study and/or the timing for Delivery thereof); and (iii) all other matters in respect of the Protocol on which the JDC cannot agree shall be resolved in accordance with Section 3.10.3. Once the final Protocol has been approved in accordance with this Section 4.1, any material changes to such approved final Protocol (other than material changes relating solely to the Company Compound) and any changes to the final Protocol (whether or not material) relating to the Merck Compound shall require Merck’s prior written consent. Any such proposed changes will be sent in writing to Merck’s Project Manager and Merck’s Alliance Manager.

4.1.1. Notwithstanding anything to the contrary contained herein, Merck, in its sole discretion, shall have the sole right to determine the dose and dosing regimen for the Merck Compound and shall have the final decision on all matters relating to the Merck Compound (including quantities of Merck Compound to be supplied pursuant to Article 8) and any information regarding the Merck Compound included in the Protocol.

Confidential material omitted and filed separately with the Commission.

4.1.2. Notwithstanding anything to the contrary contained herein, Company, in its sole discretion, shall have the sole right to determine the dose and dosing regimen for the Company Compound and shall have the final decision on all matters relating to the Company Compound (including quantities of Company Compound to be supplied pursuant to Article 8) and any information regarding the Company Compound included in the Protocol.

4.2. Informed Consent. Company shall prepare the patient informed consent form for the Study (which shall include provisions regarding the use of Samples in Sample Testing) in consultation with Merck (it being understood and agreed that the portion of the informed consent form relating to the Sample Testing of the Merck Compound shall be provided to Company by Merck). Any proposed changes to such form that relate to the Merck Compound, including Sample Testing of the Merck Compound, shall be subject to Merck’s prior written consent. Any such proposed changes will be sent in writing to Merck’s Project Manager and Merck’s Alliance Manager. Merck will provide such consent, or a written explanation for why such consent is being withheld, within **** Business Days after Merck receives a copy of Company’s requested changes.

4.3. Financial Disclosure. Company shall (a) track and collect financial disclosure information from all “clinical investigators” involved in the Study and (b) prepare and submit the certification and/or disclosure of the same in accordance with all Applicable Law, including, but not limited to, Part 54 of Title 21 of the United States Code of Federal Regulations (Financial Disclosure by Clinical Investigators) and related FDA Guidance Documents. Prior to the initiation of clinical activities under the Study, but in any event within **** days after the Effective Date, the Parties shall determine whether Company shall track and collect from all “clinical investigators” involved in the Study separate certification and/or disclosure forms for each of Merck and Company or one (1) “combined” certification and/or disclosure form for both Merck and Company. For purposes of this Section 4.3, the term “clinical investigators” shall have the meaning set forth in Part 54.2(d) of Title 21 of the United States Code of Federal Regulations.

Confidential material omitted and filed separately with the Commission.

4.4. Transparency Reporting.

4.4.1. With respect to any annual reporting period in which Company is not an entity that is required to make a Transparency Report under Applicable Law, Company will: (a) notify Merck, in writing, within **** days after the commencement of such reporting period that Company is not so required; and (b) during such reporting period Company will track and provide to Merck data regarding “indirect” payments or other transfers of value by Company to such health care professionals to the extent such payments or other transfers of value were required, instructed, directed or otherwise caused by Merck pursuant to this Agreement in the format requested by Merck and provided on a basis to be agreed upon by both Parties. Company represents and warrants that any data provided by Company to Merck pursuant to Section 4.4.1(b) above will be complete and accurate to the best of Company’s knowledge.

4.4.2. With respect to any annual reporting period in which Company is required to make a Transparency Report under Applicable Law, Company will provide to Merck, in writing, Company’s point of contact for purposes of receiving information from Merck pursuant to this Section 4.4, along with such contact’s full name, email address, and telephone number. Company may update such contact from time to time by notifying Merck in writing pursuant to Section 22 (Notices). Where applicable, Merck will provide to such Company contact all information regarding the value of the Merck Compound provided for use in the Study required for such reporting. In the event that the value of the Merck Compound provided pursuant to this Section 4.4.2 changes, Merck shall notify Company of such revised value and the effective date thereof.

4.4.3. For purposes of this Section 4.4, “Transparency Report” means a transparency report in connection with reporting payments and other transfers of value made to health care professionals, including, without limitation, investigators, steering committee members, data monitoring committee members, and consultants in connection with the Study in accordance with reporting requirements under Applicable Law, including, without limitation, the Physician Payment Sunshine Act and state gift laws, and the European Federation of Pharmaceutical Industries and Associations Disclosure Code, or a Party’s applicable policies.

5. Adverse Event Reporting.

5.1. Pharmacovigilance Agreement. Company will be solely responsible for compliance with all Applicable Laws pertaining to safety reporting for the Study and related activities. The Parties (or their respective Affiliates) will execute a pharmacovigilance agreement (the “Pharmacovigilance Agreement”) prior to the initiation of clinical activities under the Study to ensure the exchange of relevant safety data within appropriate timeframes and in an appropriate format to enable the Parties to fulfill local and international regulatory reporting obligations and to facilitate appropriate safety reviews. In the event of any inconsistency between the terms of this Agreement and the Pharmacovigilance Agreement, the terms of this Agreement shall control. The Pharmacovigilance Agreement will include safety data exchange procedures governing the coordination of collection, investigation, reporting, and exchange of information concerning any adverse experiences, pregnancy reports, and any other safety information arising from or related to the use of the Merck Compound and Company Compound in the Study, consistent with Applicable Law. Such guidelines and procedures shall be in accordance with, and enable the Parties and their Affiliates to fulfill, local and international regulatory reporting obligations to Regulatory Authorities.

Confidential material omitted and filed separately with the Commission.

5.2. Transmission of SAEs. Company will transmit to Merck all serious adverse events (“SAEs”) as follows:

5.2.1. For drug-related fatal and life-threatening SAEs, Company will send a processed case (on a CIOMS-1 form in English) within **** calendar days after receipt by Company of such SAEs.

5.2.2. For all other SAEs, including non-drug-related fatal and life-threatening SAEs, Company will send a processed case (on a CIOMS-1 form in English) within **** calendar days after receipt by Company of such SAEs.

6. Term and Termination.

6.1. Term. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until **** (the “Term”).

6.2. Merck Termination for Safety. In the event that Merck in good faith believes that the Merck Compound is being used in the Study in an unsafe manner and notifies Company in writing of the grounds for such belief, and Company fails to promptly incorporate changes into the Protocol requested by Merck to address such issue or to otherwise address such issue reasonably and in good faith, Merck may terminate this Agreement and the supply of the Merck Compound immediately upon written notice to Company.

6.3. Termination for Material Breach. Either Party may terminate this Agreement if the other Party commits a material breach of this Agreement, and such material breach continues for **** days after receipt of written notice thereof from the non-breaching Party; provided that if such material breach cannot reasonably be cured within **** days, the breaching Party shall be given a reasonable period of time to cure such breach; provided further, that if such material breach is incapable of cure, then the notifying Party may terminate this Agreement effective after the expiration of such **** day period.

6.4. Termination for Patient Safety. If either Party determines in good faith, based on a review of the Clinical Data, Sample Testing Results or other Study-related Know-How or other information, that the Study may unreasonably affect patient safety, such Party shall promptly notify the other Party of such determination. The Party receiving such notice may propose modifications to the Study to address the safety issue identified by the other Party and, if the notifying Party agrees, shall act to implement immediately such modifications; provided, however, that if the notifying Party, in its sole discretion, believes that there is imminent danger to patients, such Party need not wait for the other Party to propose modifications and may instead terminate this Agreement immediately upon written notice to such other Party. Furthermore, if the notifying Party, in its sole discretion, believes that any modifications proposed by the other Party will not resolve the patient safety issue, such Party may terminate this Agreement effective upon written notice to such other Party.

6.5. Termination for Regulatory Action; Other Reasons. Either Party may terminate this Agreement immediately upon written notice to the other Party in the event that any Regulatory Authority takes any action, or raises any objection, that prevents the terminating Party from complying with its obligations under this Agreement (including, but not limited to,

Confidential material omitted and filed separately with the Commission.

supplying its Compound for purposes of the Study). Additionally, either Party shall have the right to terminate this Agreement immediately upon written notice to the other Party in the event that it determines in its sole discretion to withdraw any applicable Regulatory Approval for its Compound or to discontinue development of its Compound, for medical, scientific or legal reasons.

6.6. Termination related to Anti-Corruption Obligations. Either Party shall have the right to terminate this Agreement immediately upon written notice to the other Party, if such other Party fails to perform any of its obligations under Section 13.4 or breaches any representation or warranty contained in Section 13.4. Except as set forth in Section 6.11, the non-terminating Party shall have no claim against the terminating Party for compensation for any loss of whatever nature by virtue of the termination of this Agreement in accordance with this Section 6.6.

6.7. Return of Merck Compound. In the event that this Agreement is terminated, or in the event Company remains in possession (including through any Affiliate or Subcontractor) of Merck Compound at the time this Agreement expires, Company shall, at Merck’s sole discretion, promptly either return or destroy all unused Merck Compound pursuant to Merck’s instructions. If Merck requests that Company destroy the unused Merck Compound, Company shall provide written certification of such destruction.

6.8. Survival. The provisions of Sections 3.4 through 3.9 (inclusive), 3.14, 6.7 through 6.11 (inclusive), 8.5.2, 8.11, 8.14 through 8.16 (inclusive), 13.4.6, 14.2, and 14.3, and Articles 1, 5, 9 through 12 (inclusive), 17, and 20 through 25 (inclusive) shall survive the expiration or termination of this Agreement.

6.9. No Prejudice. Termination of this Agreement shall be without prejudice to any claim or right of action of either Party against the other Party for any prior breach of this Agreement.

6.10. Confidential Information. Upon termination of this Agreement, each Party and its Affiliates shall promptly return to the Disclosing Party or destroy any Confidential Information of the Disclosing Party (other than Clinical Data, Sample Testing Results and Inventions) furnished to the Receiving Party by the Disclosing Party; provided, however that the Receiving Party may retain one copy of such Confidential Information in its confidential files, solely for purposes of exercising the Receiving Party’s rights hereunder, satisfying its obligations hereunder or complying with any legal proceeding or requirement with respect thereto, and provided further that the Receiving Party shall not be required to erase electronic files created in the ordinary course of business during automatic system back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information so long as such electronic files are (a) maintained only on centralized storage servers (and not on personal computers or devices), (b) not accessible by any of its personnel (other than its information technology specialists), and (c) are not otherwise accessed subsequently except with the written consent of the Disclosing Party or as required by law or legal process. Such retained copies of Confidential Information shall remain subject to the confidentiality and non-use obligations herein.

Confidential material omitted and filed separately with the Commission.

6.11. Manufacturing Costs. In the event of termination by Merck pursuant to Section 6.2, 6.3 or 6.6 above, ****.

7. Costs of Study.

The Parties agree that: **** in connection with the Study.

8. Supply and Use of the Compounds.

8.1. Supply of the Compounds. Subject to the terms and conditions of this Agreement, each of Company and Merck will use commercially reasonable efforts to supply, or cause to be supplied, the quantities of its respective Compound as are set forth in Appendix B, on the timelines set forth in Appendix B, in each case for use in the Study. If the Protocol is changed in accordance with Article 4 in such a manner that may affect the quantities of Compound to be provided or the timing for providing such quantities, the Parties shall amend Appendix B to reflect any changes required to be consistent with the Protocol. Each Party shall also provide to the other Party a contact person for the supply of its Compound under this Agreement. Notwithstanding the foregoing, or anything to the contrary herein, in the event that a Party is: (a) not supplying its Compound in accordance with the terms of this Agreement, then the other Party shall have no obligation to supply its Compound; or (b) allocating under Section 8.9, then the other Party may allocate proportionally.

8.2. Clinical Quality Agreement. Within **** days after the Effective Date of this Agreement, but in any event before any supply of Merck Compound hereunder, the Parties (or their respective Affiliates) shall enter into a quality agreement that shall address and govern issues related to the quality of clinical drug supply to be supplied by the Parties for use in

Confidential material omitted and filed separately with the Commission.

the Study (the “Clinical Quality Agreement”). In the event of any inconsistency between the terms of this Agreement and the Clinical Quality Agreement, the terms of this Agreement shall control. The Clinical Quality Agreement shall, among other things: (a) detail classification of any Compound found to have a Non-Conformance; (b) include criteria for Manufacturer’s Release and related certificates and documentation; (c) include criteria and timeframes for acceptance of Merck Compound; (d) include procedures for the resolution of disputes regarding any Compounds found to have a Non-Conformance; and (e) include provisions governing the recall of Compounds.

8.3. Minimum Shelf Life Requirements. Each Party shall use commercially reasonable efforts to supply its Compound hereunder with an adequate remaining shelf life at the time of Delivery to meet the Study requirements.

8.4. Provision of Compounds.

8.4.1. Merck will deliver the Merck Compound **** (INCOTERMS 2010) to Company’s, or its designee’s, location as specified by Company (“Delivery” with respect to such Merck Compound). ****.

8.4.2. Company is solely responsible, at its own cost, for supplying (including all Manufacturing, acceptance and release testing) the Company Compound for the Study, and the subsequent handling, storage, transportation, warehousing and distribution of the Company Compound supplied hereunder. Company shall ensure that all such activities are conducted in compliance with cGMP, GCP and other Applicable Law and the Clinical Quality Agreement. For purposes of this Agreement, the “Delivery” of a given quantity of the Company Compound shall be deemed to occur when such quantity is packaged for shipment to a Study site.

8.5. Labeling and Packaging; Use, Handling and Storage.

8.5.1. The Parties’ obligations with respect to the labeling and packaging of the Compounds are as set forth in the Clinical Quality Agreement. Notwithstanding the foregoing or anything to the contrary contained herein, Merck shall provide the Merck Compound to Company in the form of ****.

Confidential material omitted and filed separately with the Commission.

8.5.2. Company shall: (a) use the Merck Compound solely for purposes of performing the Study; (b) not use the Merck Compound in any manner that is inconsistent with this Agreement or for any commercial purpose; and (c) label, use, store, transport, handle and dispose of the Merck Compound in compliance with Applicable Law and the Clinical Quality Agreement, as well as all instructions of Merck. Company shall not reverse engineer, reverse compile, disassemble or otherwise attempt to derive the composition or underlying information, structure or ideas of the Merck Compound, and in particular shall not analyze the Merck Compound by physical, chemical or biochemical means except as necessary to perform its obligations under the Clinical Quality Agreement.

8.6. Product Specifications. A certificate of analysis shall accompany each shipment of the Merck Compound to Company. Upon request, Company shall provide Merck with a certificate of analysis covering each shipment of Company Compound used in the Study.

8.7. Changes to Manufacturing. Each Party may make changes from time to time to its Compound or the Manufacturing Site, provided that such changes shall be in accordance with the Clinical Quality Agreement.

8.8. Product Testing; Noncompliance.

8.8.1. After Manufacturer’s Release. After Manufacturer’s Release of the Merck Compound and concurrently with Delivery of the Compound to Company, Merck shall provide Company with such certificates and documentation as are described in the Clinical Quality Agreement (“Disposition Package”). Company shall, within the time defined in the Clinical Quality Agreement, perform, with respect to the Merck Compound, the acceptance (including testing) procedures allocated to it under the Clinical Quality Agreement. Company shall be solely responsible for taking all steps necessary to determine that Merck Compound or Company Compound, as applicable, is suitable for release before making such Merck Compound or Company Compound, as applicable, available for human use, and Merck shall provide cooperation or assistance as reasonably requested by Company in connection with such determination with respect to the Merck Compound. Company shall be responsible for storage and maintenance of the Merck Compound until it is tested and/or released, which storage and maintenance shall be in compliance with (a) the Specifications for the Merck Compound, the Clinical Quality Agreement and Applicable Law and (b) any specific storage and maintenance requirements as may be provided by Merck from time to time. Company shall be responsible for any failure of the Merck Compound to meet the Specifications to the extent caused by shipping, storage or handling conditions after Delivery to Company hereunder.

8.8.2. Non-Conformance.

(a) In the event that either Party becomes aware that any Compound may have a Non-Conformance, despite testing and quality assurance activities (including any activities conducted by the Parties under Section 8.8.1), such Party shall immediately notify the other Party in accordance with the procedures of the Clinical Quality Agreement. The Parties shall investigate any Non-Conformance in accordance with Section 8.9 (Investigations) and any discrepancy between them shall be resolved in accordance with Section 8.8.3.

Confidential material omitted and filed separately with the Commission.

(b) In the event that any proposed or actual shipment of the Merck Compound (or portion thereof) shall be agreed to have a Non-Conformance at the time of Delivery to Company, then unless otherwise agreed to by the Parties, Merck shall, at its own expense, replace such Merck Compound as is found to have a Non- Conformance (with respect to Merck Compound that has not yet been administered in the course of performing the Study). Unless otherwise agreed to by the Parties in writing, the sole and exclusive remedies of Company with respect to any Merck Compound that is found to have a Non-Conformance at the time of Delivery shall be ****. In the event Merck Compound is lost or damaged by Company after Delivery, Merck shall provide additional Merck Compound (if available for the Study) to Company; provided that ****. Except as set forth in the foregoing sentence, Merck shall have no obligation to provide replacement Merck Compound for any Merck Compound supplied hereunder other than such Merck Compound as has been agreed or determined to have a Non-Conformance at the time of Delivery to Company.

(c) Company shall be responsible for, and Merck shall have no obligation or liability with respect to, any Company Compound supplied hereunder that is found to have a Non-Conformance. Company shall, at its own expense, replace any Company Compound as is found to have a Non-Conformance (with respect to Company Compound that has not yet been administered in the course of performing the Study). Unless otherwise agreed to by the Parties in writing, the sole and exclusive remedies of Merck with respect to any Company Compound that is found to have a Non- Conformance at the time of Delivery shall be ****; provided that, for clarity, Merck shall not be deemed to be waiving any rights under Section 8.15.

8.8.3. Resolution of Discrepancies. Disagreements regarding any determination of Non-Conformance by Company shall be resolved in accordance with the provisions of the Clinical Quality Agreement.

8.9. Investigations. The process for investigations of any Non-Conformance shall be handled in accordance with the Clinical Quality Agreement.

Confidential material omitted and filed separately with the Commission.

8.10. Shortage; Allocation. In the event that a Party’s Compound is in short supply such that a Party reasonably believes in good faith that it will not be able to fulfill its supply obligations hereunder with respect to its Compound, such Party will provide prompt written notice to the other Party thereof (including the shipments of Compound hereunder expected to be impacted and the quantity of its Compound that such Party reasonably determines it will be able to supply) and the Parties will promptly discuss such situation (including how the quantity of Compound that such Party is able to supply hereunder will be allocated within the Study). In such event, the Party experiencing such shortage shall (i) use its commercially reasonable efforts to remedy the situation giving rise to such shortage and to take action to minimize the impact of the shortage on the Study, and (ii) ****.

8.11. Records; Audit Rights. Company shall keep complete and accurate records pertaining to its use and disposition of Merck Compound (including its storage, shipping (cold chain) and chain of custody activities) and, upon request of Merck, shall make such records open to review by Merck for the purpose of conducting investigations for the determination of Merck Compound safety and/or efficacy and Company’s compliance with this Agreement with respect to the Merck Compound.

8.12. Quality. Quality matters related to the Manufacture of the Compounds shall be governed by the terms of the Clinical Quality Agreement in addition to the relevant quality provisions of this Agreement.

8.13. Quality Control. Each Party shall implement and perform operating procedures and controls for sampling, stability and other testing of its Compound, and for validation, documentation and release of its Compound and such other quality assurance and quality control procedures as are required by the Specifications, cGMPs and the Clinical Quality Agreement.

8.14. Audits and Inspections. The Parties’ audit and inspection rights related to this Agreement shall be governed by the terms of the Clinical Quality Agreement.

8.15. Recalls. Recalls of the Compounds shall be governed by the terms of the Clinical Quality Agreement.

8.16. VAT.

(a) It is understood and agreed between the Parties that any payments made and any other consideration given under this Agreement are each exclusive of any value added or similar tax (“VAT”), which shall be added thereon as applicable and at the relevant rate. Subject to Section 8.16(b), where VAT is properly charged by the supplying Party and added to a payment made or other consideration provided (as applicable) under this Agreement, the Party making the payment or providing the other consideration (as applicable) will pay the amount of VAT properly chargeable only on receipt of a valid tax invoice from the supplying Party issued in accordance with the laws and regulations of the country in which the VAT is chargeable. Each Party agrees that it shall provide to the other Party any information and copies of any documents within its Control to the extent reasonably requested by the other Party for the purposes of (i) determining the amount of VAT chargeable on any supply made under this Agreement, (ii) establishing the place of supply for VAT purposes, or (iii) complying with its VAT reporting or accounting obligations.

Confidential material omitted and filed separately with the Commission.

(b) Where one Party or its Affiliate (the “First Party”) is treated as making supply of goods or services in a particular jurisdiction (for VAT purposes) for no consideration, and the other Party or its Affiliate (the “Second Party”) is treated as receiving such supply in the same jurisdiction, thus resulting in an amount of VAT being properly chargeable on such supply, the Second Party shall only be obliged to pay to the First Party the amount of VAT properly chargeable on such supply (and no other amount). The Second Party shall pay such VAT to the First Party on receipt of a valid VAT invoice from the First Party (issued in accordance with the laws and regulations of the jurisdiction in which the VAT is properly chargeable). Each Party agrees to (i) use its reasonable efforts to determine and agree the value of the supply that has been made and, as a result, the corresponding amount of VAT that is properly chargeable and (ii) provide to the other Party any information or copies of documents in its Control as are reasonably necessary to evidence that such supply will take, or has taken, place in the same jurisdiction (for VAT purposes).

9. Confidentiality.

9.1. Confidential Information. Subject to Section 13.4.8, Company and Merck agree to hold in confidence any Confidential Information provided by or on behalf of the other Party, and neither Party shall use Confidential Information of the other Party except to fulfill such Party’s obligations under this Agreement or exercising its rights. Without limiting the foregoing, the Receiving Party may not, without the prior written permission of the Disclosing Party, disclose any Confidential Information of the Disclosing Party to any Third Party except to the extent disclosure (i) is required by Applicable Law; (ii) is pursuant to the terms of this Agreement; or (iii) is necessary for the conduct of the Study, and in each case ((i) through (iii)) provided that the Receiving Party shall provide reasonable advance notice to the Disclosing Party before making such disclosure. For the avoidance of doubt, Company may, without Merck’s consent, disclose Confidential Information to clinical trial sites and clinical trial investigators performing the Study, the data safety monitoring and advisory board relating to the Study, and Regulatory Authorities working with Company on the Study, in each case to the extent necessary for the performance of the Study and provided that such Persons (other than governmental entities) are bound by an obligation of confidentiality at least as stringent as the obligations contained herein.

9.2. Inventions. ****.

9.3. Personal Identifiable Data. All Confidential Information containing personal identifiable data shall be handled in accordance with all data protection and privacy laws, rules and regulations applicable to such data.

Confidential material omitted and filed separately with the Commission.

10.	Intellectual Property.

10.1. Joint Ownership and Prosecution.

10.1.1. All rights to all Inventions relating to, or covering, **** (each a “Jointly Owned Invention”) shall be owned jointly by Company and Merck. Merck hereby assigns to Company an undivided one-half interest in, to and under the Jointly Owned Inventions that are invented or created solely by Merck or by Persons having an obligation to assign such rights to Merck. Company hereby assigns to Merck an undivided one- half interest in, to and under any Jointly Owned Inventions that are invented or created solely by Company or by Persons having an obligation to assign such rights to Company. For those countries where a specific license is required for a joint owner of a Jointly Owned Invention to practice such Jointly Owned Invention in such countries: (a) Merck hereby grants to Company a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license, transferable and sublicensable, under Merck’s right, title and interest in and to all Jointly Owned Inventions to use such Inventions in accordance with the terms of this Agreement; and (b) Company hereby grants to Merck a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license, transferable and sublicensable, under Company’s right, title and interest in and to all Jointly Owned Inventions to use such Inventions in accordance with the terms of this Agreement. For clarity, the terms of this Agreement do not provide Company or Merck with any rights, title or interest or any license to the other Party’s intellectual property except as necessary to conduct the Study and as expressly provided under this Agreement, including as set forth in Section 10.4.

10.1.2. Each Party shall have the right to freely exploit each Jointly Owned Invention both within and outside the scope of the Study, without accounting to or any other obligation to the other Party; provided, however, that Merck may not ****, and Company may not ****.

10.1.3. Promptly following the Effective Date, but in any event as soon as practicable after the discovery of a Jointly Owned Invention, patent representatives of each of the Parties shall meet (in person or by telephone) to discuss the patenting strategy for any Jointly Owned Inventions that may arise. In particular, the Parties shall discuss which Party will file and prosecute a patent application (including any provisional, substitution, divisional, continuation, continuation in part, reissue, renewal, reexamination, extension, supplementary protection certificate and the like) in respect of any Jointly Owned Invention (each, a “Joint Patent Application”) and whether the Parties wish to appoint counsel that is mutually acceptable to the Parties. In any event, the Parties shall consult and reasonably cooperate with one another in the preparation, filing, prosecution (including prosecution strategy) and maintenance of such patent application and shall equally share the expenses associated with the Joint Patent Applications and any corresponding Joint Patents. In the event that one Party (the “Filing Party”) wishes to file a patent application for a Jointly Owned Invention and the other Party (the “Non-Filing

Confidential material omitted and filed separately with the Commission.

Party”) does not want to file a patent application for such Jointly Owned Invention or does not want to file in a particular country, the Non-Filing Party shall execute in a timely manner and at the Filing Party’s reasonable expense an assignment of such Jointly Owned Invention to the Filing Party (in such country or all countries, as applicable) and any additional documents as may be reasonably necessary to allow the Filing Party to file and prosecute such patent application. If a Party (the “Opting-out Party”) wishes to discontinue the prosecution and maintenance (or sharing in the costs with respect thereto) of a Joint Patent Application or Joint Patent (in one or more countries), the other Party, at its sole option (the “Continuing Party”), may continue such prosecution and maintenance. In such event, the Opting-out Party shall execute in a timely manner and at the Continuing Party’s reasonable expense an assignment of such Joint Patent Application or Joint Patent to the Continuing Party (in such country or all countries, as applicable) and any additional documents as may be necessary to allow the Continuing Party to prosecute and maintain such Joint Patent Application or Joint Patent. Any Jointly Owned Invention, Joint Patent Application or Joint Patent so assigned shall thereafter be owned solely by the Continuing Party or Filing Party (as applicable), shall no longer be considered jointly owned, and the Non-Filing Party or Opting-out Party (as applicable) shall have no right to practice under such Joint Patent Application or Joint Patent in the applicable country or countries.

10.1.4. Except as expressly provided in Section 10.1.3 and in furtherance and not in limitation of Section 9.1, each Party agrees to make no patent application based on the other Party’s Confidential Information, and to give no assistance to any Third Party for such application, without the other Party’s prior written authorization.

10.1.5. Company shall have the first right to initiate legal action to enforce all Joint Patents against infringement and to protect all Jointly Owned Inventions from misappropriation by any Third Party, where **** or to defend any declaratory judgment action relating thereto, at its sole expense. In the event that Company fails to initiate or defend such action within thirty (30) days after being first notified of such infringement, Merck shall have the right to do so at its sole expense. Merck shall have the first right to initiate legal action to enforce all Joint Patents against infringement and to protect all Jointly Owned Inventions from misappropriation by any Third Party, where **** or to defend any declaratory judgment action relating thereto, at its sole expense. In the event that Merck fails to initiate or defend such action within thirty (30) days after being first notified of such infringement, Company shall have the right to do so at its sole expense. The Parties shall cooperate in good faith to coordinate legal action to enforce all Joint Patents against infringement, and to protect all Jointly Owned Inventions from misappropriation, by any Third Party where **** or to defend any declaratory judgment action relating thereto, and shall share the costs and expenses of such litigation equally.

10.1.6. ****.

10.2. Inventions Owned by Company. Notwithstanding anything to the contrary contained in Section 10.1, the Parties agree that all rights to Inventions relating ****, or covering ****, ****, regardless of whether such Invention or improvement was invented solely by Company or Merck or jointly by the Parties, are the exclusive property of Company (“Company Inventions”). Company shall be entitled to file and prosecute in its own name relevant patent applications and to own resultant patent rights for any Company Invention. For the avoidance of doubt, any Invention ****, is a Company Invention. Merck hereby assigns its right, title and interest to any and all Company Inventions to Company.

Confidential material omitted and filed separately with the Commission.

10.3. Inventions Owned by Merck. Notwithstanding anything to the contrary contained in Section 10.1, the Parties agree that all rights to Inventions relating ****, or covering ****, ****, regardless of whether such Invention or improvement was invented solely by Merck or Company or jointly by the Parties, are the exclusive property of Merck (“Merck Inventions”). Merck shall be entitled to file and prosecute in its own name relevant patent applications and to own resultant patent rights for any Merck Invention. For the avoidance of doubt, any Invention ****, even where the ****, is a Merck Invention. Company hereby assigns its right, title and interest to any and all Merck Inventions to Merck.

10.4. Mutual Freedom to Operate for Combination Inventions.

10.4.1. Company License to Merck. Company hereby grants to Merck a non- exclusive, worldwide, royalty-free, fully paid-up, transferable and sublicensable license to any patent Controlled by Company that **** (the “Company Background Patents”) solely for ****; provided, however, that in no event shall Merck have the right to exploit Company Background Patents to sell the Company Compound or any Company Class Compound, either alone or as part of a combination (including the Combination).

Confidential material omitted and filed separately with the Commission.

10.4.2. Merck License to Company. Merck hereby grants to Company a non- exclusive, worldwide, royalty-free, fully paid-up, transferable and sublicensable license to any patent Controlled by Merck that **** (the “Merck Background Patents”) solely for ****; provided, however, that in no event shall Company have the right to exploit Merck Background Patents to sell the Merck Compound or any PD-1 Antagonist, either alone or as part of a combination (including the Combination).

10.4.3. No Other Rights. For clarity, the terms of this Section 10.4 do not provide Merck or Company with any rights, title or interest or any license to the other Party’s intellectual property rights which ****.

10.4.4. Termination. Any and all licenses granted under this Section 10.4 shall ****.

10.5. Ownership of Other Inventions. ****.

Confidential material omitted and filed separately with the Commission.

11.	Reprints; Rights of Cross-Reference.

Consistent with applicable copyright and other laws, each Party may use, refer to, and disseminate reprints of scientific, medical and other published articles and materials from journals, conferences and/or symposia relating to the Study that disclose the name of a Party, provided, however, that such use does not constitute an endorsement of any commercial product or service by the other Party.

12.	Publications; Press Releases.

12.1. Clinical Trial Registry. Company shall register the Study with the Clinical Trials Registry located at www.clinicaltrials.gov and is committed to timely publication of the results following Study Completion, after taking appropriate action to secure intellectual property rights (if any) arising from the Study. The publication of the results of the Study will be in accordance with the Protocol.

12.2. Publication. Each Party shall use reasonable efforts to publish or present scientific papers dealing with the Study in accordance with accepted scientific practice. The Parties agree that prior to submission of the results of the Study for publication or presentation or any other dissemination of such results including oral dissemination, the publishing Party shall invite the other to comment on the content of the material to be published, presented, or otherwise disseminated according to the following procedure:

12.2.1. At least **** days prior to submission for publication of any paper, letter or any other publication, or **** days prior to submission for presentation of any abstract, poster, talk or any other presentation, the publishing Party shall provide to the other Party the full details of the proposed publication, presentation, or dissemination in an electronic version (cd-rom or email attachment). Upon written request from the other Party, the publishing Party agrees not to submit data for publication/presentation/dissemination for an additional **** days in order to allow for actions to be taken to preserve rights for patent protection.

12.2.2. The publishing Party shall give reasonable consideration to any request by the other Party made within the periods mentioned in Section 12.2.1 to modify the publication and the Parties shall work in good faith and in a timely manner to resolve any issue regarding the content for publication.

12.2.3. The publishing Party shall remove all Confidential Information of the other Party before finalizing the publication.

12.3. Press Releases. Within **** days following the Effective Date, Company will issue a press release substantially in the form attached hereto as Appendix C. Unless otherwise required by Applicable Law, neither Party shall make any other public announcement concerning this Agreement without the prior written consent of the other Party. To the extent a Party desires to make such public announcement, such Party shall provide the other Party with a draft thereof at least **** Business Days prior to the date on which such Party would like to make the public announcement. Notwithstanding any language in this Agreement to the contrary, nothing in this Agreement shall prohibit either Party from making disclosure related this Agreement or the Study to the extent such disclosure is required by Applicable Law or applicable stock exchange listing rules, provided that the disclosing Party provides reasonable advance notice to the other Party prior to making such disclosure and, at the request of such other Party, cooperates with such other Party in limiting the scope of such disclosure.

Confidential material omitted and filed separately with the Commission.

13.	Representations and Warranties; Disclaimers.

13.1. Due Authorization. Each of Company and Merck represents and warrants to the other that: (a) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (c) this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms.

13.2. Compounds.

13.2.1. Company Compound. Company hereby represents and warrants to Merck that: (a) Company has the full right, power and authority to grant all of the licenses granted to Merck under this Agreement; and (b) Company Controls the Company Compound.

13.2.2. Merck Compound. Merck hereby represents and warrants to Company that: (a) Merck has the full right, power and authority to grant all of the licenses granted to Company under this Agreement; and (b) Merck Controls the Merck Compound.

13.3. Results. Company does not undertake that the Study shall lead to any particular result, nor is the success of the Study guaranteed. Neither Party shall be liable for any use that the other Party may make of the Clinical Data nor for advice or information given in connection therewith.

13.4. Anti-Corruption.

13.4.1. In performing their respective obligations hereunder, the Parties acknowledge that the corporate policies of Company and Merck and their respective Affiliates require that each Party’s business be conducted within the letter and spirit of the law. By signing this Agreement, each Party agrees to conduct the business contemplated herein in a manner that is consistent with all Applicable Law, including the Stark Act, Anti-Kickback Statute, Sunshine Act, and the U.S. Foreign Corrupt Practices Act, good business ethics, and its ethics and other corporate policies and agrees to abide by the spirit of the other Party’s guidelines, which may be provided by such other Party from time to time.

13.4.2. Specifically, each Party represents and warrants that it has not, and covenants that it, its Affiliates, and its and its Affiliates’ directors, employees, officers, and anyone acting on its behalf, will not, in connection with the performance of this Agreement, directly or indirectly, make, promise, authorize, ratify or offer to make, or take any action in furtherance of, any payment or transfer of anything of value for the purpose of influencing, inducing or rewarding any act, omission or decision to secure an improper advantage; or improperly assisting it in obtaining or retaining business for it or the other Party, or in any way with the purpose or effect of public or commercial bribery.

Confidential material omitted and filed separately with the Commission.

13.4.3. Neither Party shall contact, or otherwise knowingly meet with, any Government Official for the purpose of discussing activities arising out of or in connection with this Agreement, without the prior written approval of the other Party, except where such meeting is consistent with the purpose and terms of this Agreement and in compliance with Applicable Law.

13.4.4. Each Party represents and warrants that it (a) is not excluded, debarred, suspended, proposed for suspension or debarment, in Violation or otherwise ineligible for government programs; and (b) has not employed or subcontracted with any Person for the performance of the Study who is excluded, debarred, suspended, proposed for suspension or debarment, or is in Violation or otherwise ineligible for government programs.

13.4.5. Each Party represents and warrants that, except as disclosed to the other in writing prior to the Effective Date, such Party: (a) does not have any interest that directly or indirectly conflicts with its proper and ethical performance of this Agreement; (b) shall maintain arm’s length relations with all Third Parties with which it deals for or on behalf of the other in performance of this Agreement; and (c) has provided complete and accurate information and documentation to the other Party, the other Party’s Affiliates and its and their personnel in the course of any due diligence conducted by the other Party for this Agreement, including disclosure of any officers, employees, owners or Persons directly or indirectly retained by such Party in relation to the performance of this Agreement who are Government Officials or relatives of Government Officials. Each Party shall make all further disclosures to the other Party as are necessary to ensure the information provided remains complete and accurate throughout the Term. Subject to the foregoing, each Party agrees that it shall not hire or retain any Government Official to assist in its performance of this Agreement, with the sole exception of conduct of or participation in clinical trials under this Agreement, provided that such hiring or retention shall be subject to the completion by the hiring or retaining Party of a satisfactory anti-corruption and bribery (e.g., FCPA) due diligence review of such Government Official. Each Party further covenants that any future information and documentation submitted to the other Party as part of further due diligence or a certification shall be complete and accurate.

13.4.6. Each Party shall have the right during the Term, and for a period of two (2) years following termination of this Agreement, to conduct an investigation and audit of the other Party’s activities, books and records, to the extent they relate to that other Party’s performance under this Agreement, to verify compliance with the terms of this Section 13.4. Such other Party shall cooperate fully with such investigation or audit, the scope, method, nature and duration of which shall be at the sole reasonable discretion of the Party requesting such audit.

13.4.7. Each Party shall use commercially reasonable efforts to ensure that all transactions under the Agreement are properly and accurately recorded in all material respects on its books and records and that each document upon which entries in such books and records are based is complete and accurate in all material respects. Each Party further represents, warrants and covenants that all books, records, invoices and other documents relating to payments and expenses under this Agreement are and shall be complete and accurate and reflect in reasonable detail the character and amount of transactions and expenditures. Each Party shall maintain a system of internal accounting controls reasonably designed to ensure that no off-the-books or similar funds or accounts will be maintained or used in connection with this Agreement.

Confidential material omitted and filed separately with the Commission.

13.4.8. Each Party agrees that in the event that the other Party believes in good faith that there has been a possible violation of any provision of Section 13.4, such other Party may make full disclosure of such belief and related information needed to support such belief at any time and for any reason to any competent government bodies and agencies, and to anyone else such Party determines in good faith has a legitimate need to know.

13.4.9. Each Party shall comply with its own ethical business practices policy and any corporate integrity agreement (if applicable) to which it is subject, and shall conduct its Study-related activities in accordance with Applicable Law. Each Party shall ensure that all of its employees involved in performing its obligations under this Agreement are made specifically aware of the compliance requirements under this Section 13.4. In addition, each Party shall ensure that all such employees participate in and complete mandatory compliance training to be conducted by each Party, including specific training on anti-bribery and corruption, prior to his/her performance of any obligations or activities under this Agreement. Each Party shall certify its continuing compliance with the requirements under this Section 13.4 on a periodic basis during the Term in such form as may be reasonably specified by the other Party.

13.4.10. Each Party shall have the right to terminate this Agreement immediately upon violation of this Section 13.4 in accordance with Section 6.6.

13.5. DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED HEREIN, MERCK MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE MERCK COMPOUND, AND COMPANY MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE COMPANY COMPOUND.

14.	Insurance; Indemnification; Limitation of Liability.

14.1. Insurance. Each Party warrants that it maintains a policy or program of insurance or self-insurance at levels sufficient to support the indemnification obligations assumed herein. Upon request, a Party shall provide evidence of such insurance.

14.2. Indemnification.

14.2.1. Indemnification by Company. Company agrees to ****.

Confidential material omitted and filed separately with the Commission.

14.2.2. Indemnification by Merck. Merck agrees to ****.

14.2.3. Procedure. The obligations of Merck and Company under this Section 14.2 are conditioned upon the delivery of written notice to Merck or Company, as the case might be, of any potential Liability within a reasonable time after a Party becomes aware of such potential Liability. The indemnifying Party will have the right to assume the defense of any suit or claim related to the Liability (using counsel reasonably satisfactory to the indemnified Party) if it has assumed responsibility for the suit or claim in writing; provided that the indemnified Party may assume the responsibility for such defense to the extent the indemnifying Party does not do so in a timely manner). The indemnified Party may participate in (but not control) the defense thereof at its sole cost and expense. The Party controlling such defense (the “Defending Party”) shall keep the other Party (the “Other Party”) advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the Other Party with respect thereto. The Defending Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Other Party, which shall not be unreasonably withheld. The Defending Party, but solely to the extent the Defending Party is also the indemnifying Party, shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Other Party from all liability with respect thereto or that imposes any liability or obligation on the Other Party without the prior written consent of the Other Party.

14.2.4. Study Subjects. Company shall not offer compensation on behalf of Merck to any Study subject or bind Merck to any indemnification obligations in favor of any Study subject. Merck shall not offer compensation on behalf of Company to any Study subject or bind Company to any indemnification obligations in favor of any Study subject.

14.3. LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY (OR ANY OF ITS AFFILIATES OR SUBCONTRACTORS) BE LIABLE TO THE OTHER PARTY UNDER ANY THEORY FOR, NOR SHALL ANY INDEMNIFIED PARTY HAVE THE RIGHT TO RECOVER, ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR OTHER SIMILAR DAMAGES OR ANY PUNITIVE DAMAGES OR ANY LOST PROFIT, LOST SALE OR LOST OPPORTUNITY DAMAGES (WHETHER SUCH CLAIMED DAMAGES ARE DIRECT OR INDIRECT), WHETHER ARISING DIRECTLY OR INDIRECTLY OUT OF (A) THE MANUFACTURE OR USE OF ANY COMPOUND SUPPLIED HEREUNDER OR (B) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT OR ANY REPRESENTATION, WARRANTY OR COVENANT CONTAINED IN OR MADE PURSUANT TO THIS AGREEMENT, EXCEPT THAT SUCH LIMITATION SHALL NOT APPLY (I) TO DAMAGES PAID OR PAYABLE TO A THIRD PARTY BY AN INDEMNIFIED PARTY FOR WHICH THE INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION HEREUNDER OR (II) WITH RESPECT TO DAMAGES ARISING OUT OF OR RELATED TO A PARTY’S BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT WITH RESPECT TO USE, DISCLOSURE, LICENSE, ASSIGNMENT OR OTHER TRANSFER OF CLINICAL DATA, CONFIDENTIAL INFORMATION, JOINTLY- OWNED INVENTIONS AND SAMPLE TESTING RESULTS.

Confidential material omitted and filed separately with the Commission.

15.	Use of Name.

Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name, trademark or logo of the other Party for any purpose in connection with the performance of this Agreement without the other Party’s prior written consent.

16.	Force Majeure.

If, in the performance of this Agreement, one of the Parties is prevented, hindered or delayed by reason of any cause beyond such Party’s reasonable control (e.g., war, riots, fire, strike, acts of terror, governmental laws), such Party shall be excused from performance to the extent that it is necessarily prevented, hindered or delayed (“Force Majeure”). The non- performing Party shall notify the other Party of such Force Majeure within **** days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance will be of no greater scope and no longer duration than is necessary and the non- performing Party shall use commercially reasonable efforts to remedy its inability to perform.

17.	Entire Agreement; Amendment; Waiver.

This Agreement, together with the Appendices and Schedules hereto and the Related Agreements, constitutes the sole, full and complete agreement by and between the Parties with respect to the subject matter of this Agreement, and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded by this Agreement. In the event of a conflict between a Related Agreement and this Agreement, the terms of this Agreement shall control. No amendments, changes, additions, deletions or modifications to or of this Agreement shall be valid unless reduced to writing and signed by the Parties hereto. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

Confidential material omitted and filed separately with the Commission.

18.	Assignment and Affiliates.

Neither Party shall assign or transfer this Agreement without the prior written consent of the other Party; provided, however, that either Party may assign all or any part of this Agreement to one or more of its Affiliates without the other Party’s consent, and any and all rights and obligations of either Party may be exercised or performed by its Affiliates, provided that such Affiliates agree to be bound by this Agreement.

19.	Invalid Provision.

If any provision of this Agreement is held to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision. In lieu of the illegal, invalid or unenforceable provision, the Parties shall negotiate in good faith to agree upon a reasonable provision that is legal, valid and enforceable to carry out as nearly as practicable the original intention of the entire Agreement.

20.	No Additional Obligations.

Company and Merck have no obligation to renew this Agreement or apply this Agreement to any clinical trial other than the Study. Nothing in this Agreement obligates the Parties to enter into any other agreement (other than the Related Agreements) at this time or in the future.

21.	Governing Law; Dispute Resolution.

21.1. The Parties shall attempt in good faith to settle all disputes arising out of or in connection with this Agreement in an amicable manner. Any claim, dispute or controversy arising out of or relating to this Agreement, including the breach, termination or validity hereof or thereof, shall be governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to its choice of law principles.

21.2. Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed or maintained notwithstanding any ongoing discussions between the Parties.

22.	Notices.

All notices or other communications that are required or permitted hereunder shall be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery or overnight courier), or sent by internationally-recognized overnight courier addressed as follows:

If to Company, to: Immutep Limited

Attention: ****

Level 12

Confidential material omitted and filed separately with the Commission.

95 Pitt Street

Sydney, NSW, Australia 2000

With a copy (which shall not constitute notice) to:

****

If to Merck, to:

Merck Sharp & Dohme B.V.

Waarderweg 39

2031 BN Haarlem

Netherlands Attention:

Director

****

-and-

****

With copies (which shall not constitute notice) to:

****

****

****

23.	Relationship of the Parties.

The relationship between the Parties is and shall be that of independent contractors, and does not and shall not constitute a partnership, joint venture, agency or fiduciary relationship. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or take any actions, that are binding on the other Party, except with the prior written consent of the other Party to do so. All Persons employed by a Party will be the employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

24.	Counterparts and Due Execution.

This Agreement and any amendment may be executed in any number of counterparts (including by way of facsimile or electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, notwithstanding any electronic transmission, storage and printing of copies of this Agreement from computers or printers. When executed by the Parties, this Agreement shall constitute an original instrument, notwithstanding any electronic transmission, storage and printing of copies of this Agreement from computers or printers. For clarity, facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

Confidential material omitted and filed separately with the Commission.

25.	Construction.

Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein shall be deemed to be followed by the phrase “without limitation” or like expression. The term “will” as used herein means shall. The terms “hereof”, “hereto”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and no to any particular provision of this Agreement. References to “Article,” “Section”, “Appendix” or “Schedule” are references to the numbered sections of this Agreement and the appendices attached to this Agreement, unless expressly stated otherwise. Except where the context otherwise requires, references to this “Agreement” shall include the appendices attached to this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction will be applied against either Party hereto.

[Remainder of page intentionally left blank.]

Confidential material omitted and filed separately with the Commission.

IN WITNESS WHEREOF, the respective representatives of the Parties have executed this Agreement as of the Effective Date.

Immutep Limited

By:

Name

Title

Merck Sharp & Dohme B.V.

By:

Name

Title

MSD International GmbH

By:

Name

Title

Appendix A

PROTOCOL SUMMARY

        2017-11-20

TACTI-basket synops

IMP321-P015 Clinical Trial Protocol Synopsis 20th November 2017 (Version 1.1)	CONFIDENTIAL AND PROPRIETARY Prima BioMed

Clinical Trial Protocol

Study title:	****

Sponsor:	****

Protocol No.	****

Protocol date:	****

STATEMENT OF CONFIDENTIALITY

This document contains scientific and commercial information proprietary to Prima BioMed that is privileged or confidential and is intended solely for the purpose of this clinical investigation. It should be kept secure and its contents should not be disclosed to any third party without the prior written consent of Prima BioMed.

Confidential material omitted and filed separately with the Commission.

IMP321-P015 Clinical Trial Protocol Synopsis 20th November 2017 (Version 1.1)	CONFIDENTIAL AND PROPRIETARY Prima BioMed

STUDY TITLE ****
SPONSOR ****
COUNTRIES ****
STUDY RATIONALE ****

Confidential material omitted and filed separately with the Commission.

IMP321-P015 Clinical Trial Protocol Synopsis 20th November 2017 (Version 1.1)	CONFIDENTIAL AND PROPRIETARY Prima BioMed

STUDY OBJECTIVES ****

Confidential material omitted and filed separately with the Commission.

IMP321-P015 Clinical Trial Protocol Synopsis 20th November 2017 (Version 1.1)	CONFIDENTIAL AND PROPRIETARY Prima BioMed

STUDY ENDPOINTS

****

STUDY DESIGN

****

****	****	****	****	****

****	****	****	****	****

****	****	****	****	****

****	****	****	****	****

****

Confidential material omitted and filed separately with the Commission.

IMP321-P015 Clinical Trial Protocol Synopsis 20th November 2017 (Version 1.1)	CONFIDENTIAL AND PROPRIETARY Prima BioMed

STUDY POPULATION

****

Confidential material omitted and filed separately with the Commission.

IMP321-P015 Clinical Trial Protocol Synopsis 20th November 2017 (Version 1.1)	CONFIDENTIAL AND PROPRIETARY Prima BioMed

Confidential material omitted and filed separately with the Commission.

IMP321-P015 Clinical Trial Protocol 20th November 2017 (Version 1.1)	CONFIDENTIAL AND PROPRIETARY Prima BioMed

INVESTIGATIONAL PRODUCT, DOSE AND MODE OF ADMINISTRATION

****

DURATION OF THE STUDY

****

STATISTICAL ANALYSIS

****

Confidential material omitted and filed separately with the Commission.

IMP321-P015 Clinical Trial Protocol 20th November 2017 (Version 1.1)	CONFIDENTIAL AND PROPRIETARY Prima BioMed

Table 1: Schedule of Assessments (Part A + Part B + Part C)

****

Confidential material omitted and filed separately with the Commission.

IMP321-P015 Clinical Trial Protocol Synopsis 20th November 2017 (Version 1.1)	CONFIDENTIAL AND PROPRIETARY Prima BioMed

List of Footnotes

****

Confidential material omitted and filed separately with the Commission.

Appendix B

SUPPLY OF COMPOUND1

****

Appendix C

INITIAL PRESS RELEASE

MSD FINAL

20180306 Immutep -

ASX/Media Release (Code: ASX: IMM; NASDAQ: IMMP)

[ ] March 2018

IMMUTEP ENTERS INTO CLINICAL TRIAL COLLABORATION AND SUPPLY AGREEMENT WITH MSD

SYDNEY, AUSTRALIA - Immutep Limited (ASX: IMM; NASDAQ: IMMP) (“Immutep” or the “Company”) has announced that it has entered into a clinical trial collaboration and supply agreement with Merck & Co., Inc., Kenilworth, NJ, USA (known as MSD outside the United States and Canada), through a subsidiary, to evaluate the combination of Immutep’s lead immunotherapy product candidate eftilagimod alpha (“efti” or “IMP321”) with MSD’s anti-PD-1 therapy KEYTRUDA® (pembrolizumab) in a new clinical trial that will evaluate the combination in several different solid tumours.

The planned Phase II clinical trial, referred to as TACTI-002 (Two ACTive Immunotherapies), will evaluate the safety and efficacy of this novel immunotherapy combination in patients with non-small cell lung cancer (“NSCLC”), head and neck cancer, or ovarian cancer. The TACTI-002 clinical trial will be a Phase II, Simon two-stage, non-comparative, open-label, single-arm, multicentre clinical study. Up to 120 patients across the three indications are planned to be treated in medical centres in Europe and the United States with the trial expected to commence in the second half of 2018.

“We are extremely pleased to be collaborating with MSD, one of the world’s leading immuno-oncology companies” said Marc Voigt, CEO of Immutep. “This clinical trial will evaluate a novel combination of two complementary immuno-oncology treatments in three cancer indications simultaneously, which could lead to more rapid drug development subject to successful outcomes. The data generated thus far from our ongoing TACTI-mel clinical trial has supported our hypothesis that there is a compelling therapeutic synergy in administering efti in combination with another immuno-oncology treatment. This new Phase II clinical trial significantly builds on the momentum we are delivering in the evaluation of efti in cancer, with two Phase I clinical trials and now two Phase II clinical trials in our program for 2018.”

The trial combines two immuno-oncology treatments with complementary mechanisms of action, analogous to releasing the brakes and pushing the accelerator of the body’s immune system at two different positions in the cancer immunity cycle. Immutep’s efti is a first-in-class antigen presenting cell (“APC”) activator which stimulates cancer-fighting T cells, while KEYTRUDA is an anti-PD-1 therapy that works by increasing the ability of the body’s immune system to help detect and fight tumor cells.

About Immutep

Immutep is a globally active biotechnology company that is a leader in the development of immunotherapeutic products for the treatment of cancer and autoimmune disease. Immutep is dedicated to leveraging its technology and expertise to bring innovative treatment options to market for patients and to maximise value to shareholders.

Immutep’s current lead product is eftilagimod alpha (“efti” or “IMP321”), a soluble LAG-3Ig fusion protein based on the LAG-3 immune control mechanism. This mechanism plays a vital role in the regulation of the T cell immune response. Eftilagimod alpha, alone or in combination with other therapeutics, has completed early Phase II trials as an APC activator boosting T cell responses for cancer chemo-immunotherapy. Additional LAG-3 products, including antibodies, for immune response modulation in autoimmunity and cancer are being developed by Immutep’s large pharmaceutical partners.

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Immutep is listed on the Australian Stock Exchange (IMM), and on the NASDAQ (IMMP) in the U.S.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc., Kenilworth, NJ, USA.

For further information please visit www.immutep.com or contact:

U.S. Investors:

Jay Campbell, Vice President of Business Development and Investor Relations, Immutep Limited

+1 (917) 860-9404; jay.campbell@immutep.com

Australian Investors/Media:

Matthew Gregorowski, Citadel-MAGNUS

+61 2 8234 0105; mgregorowski@citadelmagnus.com

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Schedule I

DATA SHARING AND SAMPLE TESTING SCHEDULE

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